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                                                                   EXHIBIT 10.11


                        MASTER SOFTWARE LICENSE AGREEMENT
                        ---------------------------------

THIS MASTER SOFTWARE LICENSE AGREEMENT (hereinafter "Agreement") dated as of July 1, 2001 is by and between US Dataworks, Inc., a Delaware Corporation; 5301 Hollister, Suite 250, Houston, TX 77040 (hereinafter "Licensor'), and CheckFree Services Corporation, a Delaware Corporation, located at 4411 East Jones Bridge Road, Norcross, GA 30092 (hereinafter "Licensee").

                                   WITNESSETH:

WHEREAS, Licensor, is the owner of all U.S. and foreign copyrights, patent applications, if any, intellectual property rights, and necessary licenses pertaining to certain software designs that are the subject of this Agreement known as Returnworks, ReMitworks, and MICRworks (hereinafter referred to as the "Software"); and

WHEREAS, Licensor, among other things is in the business of developing, marketing, selling and licensing computer programs; and

WHEREAS, Licensee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, with corporate power to own property and carry on its business as it is now being conducted, which includes the marketing and licensing to banks and financial institutions proprietary software for the processing of Automated Clearing House (ACH) transactions; and

WHEREAS, Licensee desires to obtain a license for such Software from Licensor and Licensor is willing to license this Software to Licensee to enable Licensee to use, resell and sublicense the use of the Software, and related documentation pursuant to the terms and conditions of this Agreement.

WHEREAS, this Agreement supersedes any and all prior or contemporaneous agreements, understandings, whether written or oral, between Licensor and Licensee, including, but not limited to, the Software License Agreement dated June 3, 1998.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations and agreement set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, Licensor and Licensee, intending to be legally bound, hereby agree as follows:

                                   SECTION 1
                                   DEFINITIONS

As used herein, the following words and phrases shall have the following meanings:

1.01 "ACH ALLIANCE PROCESSING" is a service mark of Licensee and is an ACH origination and receiving service provided to Licensee's customers.

1.02 "AUTHORIZED COPY." A copy of the Software and/or Documentation that is authorized and delivered by Licensor.

1.03 "CHECKFREE ACH CUSTOMER" refers to those customers of Licensee that include PEP+ software users, users of future ACH systems and customers of the ACH Alliance Processing service.

1.04 "CONFIDENTIAL INFORMATION" shall mean all information concerning either party (the "Disclosing Party") to which the other party (the "Receiving Party") is provided access by virtue of this Agreement or its activities hereunder, including, without limitation, source code, technical data, sales information, customer lists, prices and methods of pricing, marketing techniques and plans, returns, unannounced products, product and process information, and such other information which, if disclosed to others, might be competitively detrimental to the Disclosing Party. Confidential Information shall not include any information which has been publicly disseminated in writing by the Disclosing Parry, which the


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         Receiving Party can demonstrate through written records it knew prior to the Disclosing Party's disclosure hereunder, or which is rightfully received by the Receiving Party from a third party without obligation of confidentiality restriction.

1.05 "CONSULTING SERVICES." Any nondevelopment activities related to project analysis, design, development of Custom Code or implementation of Licensor's systems performed by Licensor that are specifically requested by End-Users.

1.06 "CUSTOM CODE." System modifications incorporated into Licensor's standard Software by Licensor at the specific request and/or requirement of the End-User.

1.07 "DOCUMENTATION." Printed material relating to the Software and containing instructions for using the Software, and its compatibility with computer hardware and other software programs.

1.08 "END-USERS." The customers of Licensee, who have acquired certain use rights to the Software and Documentation directly from the Licensee for their own use (and not for redistribution, remarketing, and/or timesharing) and who are granted a Sublicense to use the Software and Documentation at a Registered Location.

1.09 "EXECUTABLE CODE." Computer software assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines, but not generally readable by humans without reverse assembly, reverse-compiling, or reverse-engineering.

1.10 "GENERAL AVAILABILITY" shall mean that the Software and Documentation are sufficiently developed and tested to permit general sale to and use by the intended client base:, consistent with Licensor's standards, for such Software and Documentation.

1.11 "INTELLECTUAL PROPERTY RIGHTS." The intangible legal rights or interests evidenced by or embodied in (1) any idea, design, concept, technique, invention, discovery, or improvement, regardless of patentability, but including patents, patent applications, trade secrets, and know-how; (2) any work of authorship, regardless of copyrightability, but including copyrights, trademarks, service marks, trade dress, license rights and any moral rights recognized by law; and
         (3) any other similar rights, in each case on a worldwide basis.

1.12 "PEP+" is an ACH product owned by Licensee and which is marketed and licensed to Licensee's customers.

1.13 "PEP+ CUSTOMER" refers to Licensee's customers of PEP+ that became customers of PEP+ prior to becoming customers of Licensor's Software.

1.14 "REGISTERED LOCATION." The business name and address of out or more End-Users to which Licensee has granted a Sublicense.

1.15 "SOFTWARE." The Executable Code forms of Licensor's computer programs known as Returnworks, Remitworks, and MICRworks, and includes, without limitation, Updates and Upgrades.

1.16 "SUBLICENSE." The form of agreement between Licensee and each End-User, which grants the End-User the nonexclusive, nonassignable, nontransferable and limited right and license to use the Software and Documentation. The Sublicense shall prohibit the End-User from copying any of the Software and Documentation, and from transferring to any third parties, and from any reverse-compiling, reverse-assembly, or reverse-engineering of the Software and Documentation.

1.17 "UPDATES." Any error correction on the Software and/or Documentation, general design improvements or any changes to the Software or Documentation that result from a legal or regulatory change applicable to the intended purpose of the Software, which are not Custom Code and for which the End-User is not charged any additional license fees.


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1.18     "UPGRADES." Arty feature changes on the Software, which result in a version, change applicable to all End-Users.

                                   SECTION 2
                            GRANT OF LICENSING RIGHTS

2.1 LICENSE. Subject to the terms and conditions hereof, Licensor hereby grants Licensee, a non-exclusive, non-transferable and limited right to use and sublicense the use of the Software and Documentation for its intended purpose. Licensee further agrees that the Software and Documentation will be used ONLY at the Registered Location(s). During the Term hereof, Licensee is appointed as Licensor's agent for the purpose of granting nonexclusive perpetual licenses to the Software and Documentation to End-Users in accordance with the terms and conditions hereof. Licensee agrees to sell only Authorized Copies.

2.2 FEES TO LICENSEE. Licensee shall receive the percentage of all fees of any nature, including, but not limited to, license and non-maintenance transaction fees, as described in and pursuant to Appendix A for Software sales made by Licensor, including, without limitation, Licensor's authorized distributors, resellers, value added resellers or OEMs of the Software, to any PEP+ Customer during the term of this Agreement. With respect to non-maintenance transaction fees or other fees of a recurring nature referred to above, Licensor shall pay Licensee such fees pursuant to Appendix A for so long as such licensee(s) of the Software is obligated to pay. Licensor's obligation to pay Licensee such non-maintenance transaction or recurring fees shall survive the expiration or earlier termination of this Agreement. Licensor must provide a quarterly report of all such sales of the Software to the PEP+ Customer, and such notice shall include the name of the customer, the total license fee, the non-maintenance transaction fee, and transaction volume of such customer. Licensor shall pay fees hereunder thirty (30) days following receipt of such license and non-maintenance transaction fees.

2.3 PAYMENTS TO LICENSOR. In consideration of the granting of the aforementioned rights, Licensee shall pay Licensor the percentages of the price(s) indicated in Appendix A for all sales made by Licensee during the term of this Agreement. In the event that any fees are paid directly to Licensor by End-User for any licenses or consulting services sold by Licensee, Licensor shall remit to Licensee the appropriate percentage of such fees, as specified in paragraph 4.1 and Appendix A, within thirty (30) days following receipt of such fees from End-User. Licensor's obligation to pay Licensee, and Licensee's obligation to pay Licensor, such fees shall survive the expiration or earlier termination of this Agreement Licensee may request price modification from Licensor and Licensor shall review any price modification requests but may withhold, approval of any price modification that is requested, but such decision to withhold approval shall not be unreasonable.

2.4 OPTION TO LICENSEE. In the; event that Licensor conceives of any product(s) in addition to and distinct froth the Software ("New Product"), Licensor agrees to disclose such New Product to Licensee in the form of a white paper setting forth a functional overview of such New Product At License's sole option, Licensee may elect to review such white paper for a sixty (60) day period ("Review Period"). During such Review Period, Licensee may, in its sole discretion, work with Licensor to develop technical specifications and marketing analysis. Nothing herein shall be deemed as obligating Licensee to participate or provide a minimum level of participation during the Review Period. In the event Licensee participates in such Review Period, Licensee shall have a right of first refusal ("Option") to market such New Product under the terns of this Agreement. If Licensee decides not to participate in such Review Period or after the conclusion of such Review Period Licensee decides not to participate further, Licensee will lose such Option. Licensee must provide written notification prior to the expiration of the Review Period of its desire to exercise the Option. If Licensee exercises its Option, then such New Product will not become subject to paragraph 3.2 of this Agreement until the General Availability requirements as set forth herein are satisfied. Licensee agrees that Licensor shall own all right, title and interest, including without limitation, all copyrights in and to said New Product Specs. If Licensee does not exercise its aforementioned Option, Licensor shall not be bound by any terms, conditions and obligations arising out of this Agreement or any prior agreement specifically


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         with respect to the marketing, fees, and selling the New Product to any person or entity. Licensee cannot forfeit its option by failure of Licensor to provide reasonable notice.

2.5 RESERVED RIGHTS. All rights not specifically granted to Licensee hereunder are reserved by Licensor. Except as expressly provided hereunder in connection with the License, Licensor does not convey any Intellectual Property Rights to Licensee hereunder, Licensee shall have no right whatsoever to receive, review, or otherwise use or have access to the source code for the Software, except as set forth herein.

                                   SECTION 3
                             LICENSEE'S OBLIGATIONS

3.1 PAYMENT. The parties shall make payments to each other, in accordance with the terms and conditions of this Agreement, as described in Appendix A.

3.2 MARKETING. Licensee shall use its best efforts to market the Software, including, without limitation, to CheckFree ACH Customers, End-Users, and new market prospects.

                                   SECTION 4
                                     PRICES,
                                  INTEREST AND
                                     PAYMENT

4.1 LICENSE, MAINTENANCE, TECHNICAL SUPPORT, CONSULTING AND CUSTOM CODE FEES. Licensee shall pay Licensor such portion of the License Fees to which Licensor is entitled within thirty (30) days after the payment of a License Fee by an End-User. If Licensor performs Consulting Services or Custom Code services, Licensee shall pay Licensor such portion of those fees to which Licensor is entitled within thirty (30) days after payment by the End-User. Unless otherwise stated herein, the parties agree that the party who receives a payment from an End-User for any fees described in Appendix A ("Receiving Party") shall pay the other party the other's share, as determined by this Agreement, of such fees within thirty (30) days of the Receiving Party's receipt of such fees from an End-User. In addition, each parry shall provide the other a mutually agreeable quarterly report to account for fees collected during that quarter.

         The amount charged to End-Users for licenses, maintenance, technical support, Consulting Services and Custom Code services shall be established by Licensor as set forth in Appendix A, which, except as set forth herein, shall not be altered during the Initial Term of this Agreement. Complete pricing details are provided in Appendix A.

4.2 INTEREST. Interest shall accrue on any delinquent amount owed by either party at a rate of 15% per year simple interest, unless such delinquent amount is subject to a BONA FIDE dispute. The parties agree that any undisputed amounts will be paid as set forth herein.

4.3 FEES. All fees payable hereunder are exclusive of any taxes, assessments or duties that may be assessed upon any licenses granted under this Agreement, including, without limitation, sales, use, excise, value added, personal property, electronic/Internet commerce, export, import and withholding taxes. Each party shall directly pay any such taxes assessed against it, and each shall promptly reimburse the other for any such taxes payable or collectable by the other. Such taxes do not include taxes based upon either party's income.

4.4 INSPECTION. Both parties agree to keep accurate books of account covering the licenses, licensees and sub-licensees covered by this Agreement. Either party shall have the right upon reasonable notice to the other party to have a representative inspect such records at the other party's premises during regular business hours solely with respect to fees and payments due hereunder. Licensor and Licensee agree to cooperate so as to have such examination conducted with minimal disruption to each other's business as possible. All books and records relating to the fees and payments due hereunder shall be retained for at least four years.


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                                   SECTION 5
                            MISCELLANEOUS PROVISIONS

5.1 DELIVERY AND TITLE. The Software and Documentation shall at all times remain the sole and absolute property of the Licensor.

5.2 UPDATES. Licensor intends to provide Upgrades to the Software and Documentation as reasonably required to address issues and problems brought to its attention by the End-Users or the Licensee. An End-User will only be entitled to Updates if the End-User has entered into a Maintenance Agreement with Licensor and the End-User has satisfied all of it its payment obligations under the Maintenance Agreement. The timing of the Updates will be defined by the magnitude of the problem. Material defects will be addressed immediately and will receive the highest priority for coding, testing, and support resources.

5.3 UPGRADES. Licensor intends to provide Upgrades to the Software and Documentation in scheduled releases. These releases will be made available to Licensee with sufficient time for testing prior to their availability to the End-Users The Upgrades will be based in part on requests made by the End-Users and the Licensee. The Licensor recognizes the importance of these enhancements and will make its best effort to comply with all reasonable requests. Licensor retains the right to refuse any request that it feels would detract from the product's overall functionality or supportability.

5.4 SOFTWARE. Though it is desirable to maintain only one version of Software, it is unrealistic to assume that every installation will be identical. Therefore, one version will be maintained as the base Software and modifications will be applied to create the custom applications required by the market. The Licensor will maintain a copy of each version installed in the field for ongoing support. Given the number of potential versions, the Licensor will offer maintenance on customized versions for a period of three (3) years from the date of installation at an additional expense to the End-User. This maintenance expense will be negotiated between the Licensor and the End-User. Upgrades may be required due to releases of PEP+. The Licensee is required to evaluate the impact to the Software and Documentation with respect to information regarding the integration of the Software with PEP+, but it is the ultimate responsibility of the Licensor to keep the Documentation accurate and up to date. The Licensor will make all reasonable changes required by the modifications to PEP+ and coordinate their testing and implementation with the Licensee.

5.5 DOCUMENTATION. Within a reasonable time following completion of the standard documentation for a New Product to which Licensee has exercised its Option, but in no event later than thirty (30) days prior to the General Availability of such New Product, Licensor shall provide Licensee at least one (1) copy of all standard documentation relating to that New Product Within thirty (30) days of receipt of the documentation, Licensee may request revisions and/or additions to the documentation. Licensor has the sole discretion to accept and/or implement Licensee's proposed revisions or additions. However, if the documentation is, in Licensee's reasonable opinion, not sufficient to license the corresponding New Product, then Licensee may elect to not sell the corresponding New Product by notifying Licensor of such election in writing within later of thirty (30) days of Licensee's receipt of original or revised documentation. If no revisions and/or additions are requested or no written notification of election as made in response to receiving the original or revised documentation, the documentation will be deemed accepted by Licensee. If Licensee elects not to sell the corresponding New Product, Licensee tray subsequently elect to sell the corresponding New Product at any time during the term of this Agreement by notifying Licensor in writing. For the time period that Licensee elects not to sell the corresponding New Product, paragraph 2.2 will have no force or effect.

         Licensee may request revisions and/or additions to such Documentation and the parties agree to work in good faith and at no cost to the other party to implement such reasonable requests for revisions and/or additions. In no event is Licensor required to accept and/or implement Licensee's requested revisions and/or additions to such Documentation.


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5.6      TECHNICAL SUPPORT. Licensor shall provide all technical support and maintenance to the End Users and shall receive all of the support and maintenance .revenue as described in Appendix A. Licensor shall be allowed to have direct contact and communication with End-Users for purposes of, including, but not limited to, providing technical support.

5.7 MAINTENANCE. Primarily maintenance will be accomplished through Updates to the Software in an orderly and coordinated methodology. There may exist, from time to time, a need to make immediate modifications to an End-User's customized Software in order to correct problems to meet daily or monthly production schedules. In these circumstances, Licensor will make any/all changes required to put the customized Software back into production. These "fixes" are temporary in nature and are intended to be replaced through the Update process.

         Licensee shall not be responsible for providing any maintenance and shall not share in any maintenance revenues, unless indicated in Appendix A. Licensor shall provide all required maintenance and shall receive all maintenance revenues as described in Appendix A. The parties agree that Licensor shall be permitted to enter into Maintenance Agreements with End Users.

5.7.1 MAINTENANCE AGREEMENTS FOR PROSPECTIVE AND CURRENT END-USERS. Licensee agrees to present Licensor's standard Maintenance Agreement at the same time Licensee presents the Sublicense to prospective End-Users and to use its best efforts to obtain each prospective End-User's agreement to said Maintenance Agreement contemporaneous with obtaining each prospective End-User's agreement to the Sublicense.

         In addition, subsequent to the Effective Date and contemporaneous with the next renewal of any maintenance agreement between Licensee and each End-User existing as of the Effective Date, Licensee agrees to present Licensor's standard Maintenance Agreement to each such End-User. Moreover, Licensee shall use its best efforts to obtain such End-Users' agreement to said Maintenance Agreement, which shall include, without limitation, Licensee offering a reduced maintenance fee to such End-User(s) (reduced by the dollar amount Licensor will charge such End-User per the terms of Licensor's standard Maintenance Agreement for maintenance on the Software) and in conjunction with Licensee's presentation of Licensor's standard Maintenance Agreement to such End-User(s). The dollar amount Licensor shall charge such End-Users shall be calculated in accordance with Appendix A. Unless otherwise stated herein or agreed to by the parties, subsequent to the Effective Date, Licensee shall have no obligation to collect and remit to Licensor any Annual Maintenance fees.

         Notwithstanding the proceeding, as to End-Users existing as of the Effective Date who pay Licensee a maintenance fee based on the volume of transactions such End-Users process through Licensee's software ("Volume Eased End User"), Licensee shall use its best efforts to obtain from such Volume Based End-Users agreement to Licensor's standard Maintenance Agreement. Such standard Maintenance Agreements shall state that Licensor will not directly charge Volume Based End-Users for performing such maintenance and shall be presented by Licensee to such Volume Based End-Users contemporaneously with the next renewal of a maintenance agreement between Licensee and such Volume Based End-User(s). As a result, Licensee agrees to continue to collect and distribute to Licensor the Annual Maintenance fees as described in Appendix A for such Volume Based End-Users within thirty (30) days of Licensee's receipt of such fees.

         Licensee further agrees that all End-Users' agreement to Licensor's standard Maintenance Agreement shall be a condition precedent to any End-User's implementation of the Software.

5.7.2 PAST AND CURRENT MAINTENANCE AND LICENSE FEE PAYMENTS FOR END-USERS EXISTING AS OF THE EFFECTIVE DATE. The parties further acknowledge and agree that within thirty (30) days from the Effective Date, Licensee shall pay Licensor the amounts listed in Appendix B for all maintenance and license fees that have not already been remitted to Licensor and were due or collected by


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         Licensee in connection with all agreements for Software entered into by
         Licensee prior to the Effective Date ("Past Fees"). Licensee warrants that said amounts listed in Appendix B represent all of the Past Fees. Payment of the amounts listed on Appendix B shall constitute full and complete satisfaction of any and all maintenance and license fees owed Licensor by Licensee as of the Effective Date for agreements for Software entered into by Licensee prior to the Effective Date.

         Licensor shall be allowed to have direct contact and communication with End-User for purposes of, including, but not limited to, providing maintenance and obtaining maintenance fees.

         Normal system maintenance, including but not limited to file backups, is the responsibility of the End-User.

5.8 CONSULTING AND CUSTOM CODE SERVICES. Licensor may, when requested to do so by End-User, perform Consulting Services and Custom Code services for the End-User. Payment for those services shall be determined by the terms in section 4, ET SEQ herein and Appendix A attached hereto.

5.9 During the term of this Agreement and for a period of twelve (12) months thereafter, neither party shall solicit for employment (either as an employee or contractor) any of the other party's employees who performed any services related to this Agreement.

                                   SECTION 6
                                   PROTECTION

6.1 SOFTWARE AND DOCUMENTATION. Licensee agrees that the Software and all related Documentation contain confidential information of Licensor's, and embody trade seer its developed by Licensor at substantial cost and expense. Licensee shall hold the Software and Documentation in confidence. License shall employ reasonable secrecy precautions; at least as protective as the precautions it uses to protect its own propriety computer programs, to protect the Software and Documentation from unauthorized copying, use, or disclosure. Licensee shall allow access to the Software and Documentation only to employees and contractors who are performing services for Licensee related to the purposes of the Agreement and who "need to know" the information contained in the Software and Documentation, and upon whom, both parties have imposed a legal duty to protect the Software and Documentation from unauthorized copying, use, or disclosure. Both parties agree to use their best efforts to prevent, prosecute, and enjoin any actual or threatened unauthorized copying, use, or disclosure of the Software and Documentation. Licensor agrees that it shall under take the same precautions identified above with respect to the Licensee's software, documentation, and other Confidential Information it gains access to through the relationship set forth herein.

6.2 CONTRACTS. Each party shall use its best efforts, to prevent, prosecute, and enjoin any unauthorized copying, distribution, reverse engineering, and reverse compiling of the Software, Documentation and/or PEP+, through appropriate restrictive contracts entered into by its employees, consultants, and other third parties having access thereto, and through the use of the Sublicenses with End-Users, and shall pursue appropriate actions to enforce such protection provisions.

                                   SECTION 7
                                    WARRANTY

7.1 OWNERSHIP. Licensor warrants that it is the exclusive owner of copyrights of the Software and Documentation and that it has all rights necessary to grant the rights affected by the Agreement.

7.2 LIMITED WARRANTY. Licensor warrants that the Software, when delivered, properly installed, and used in accordance with the Documentation will work as described in the Documentation. Such warranty shall not apply to Software and Documentation that has been modified or altered by a party other than Licensor or Licensor's agents or subcontractors. Licensor warrants that the Software will


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         accommodate all dates in the past as well as future dates, including but not limited to, dates in year 2000.

7.3 DISCLAIMER. Licensor makes no warranty that all errors have been or can be eliminated from the Software EXCEPT AS SET FORTH IN THIS AGREEMENT, LICENSOR DOES NOT MAKE AND EXPRESSLY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS AND CONDITIONS, WHETHER EXPRESSED OR IMPLIED, WITH RESPECT TO THE SOFTWARE AND/OR DOCUMENTATION, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE. FURTHER, LICENSOR DOES NOT WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATION REGARDING THE USE OR THE RESULT OF THE USE OF ANY SOFTWARE AND/OR DOCUMENTATION OR MATERIALS SUPPLIED HEREUNDER AS TO CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

7.4 LIMITATION OF LIABILITY. EXCEPT FOR LICENSOR'S INTELLECTUAL PROPERTY INFRINGEMENT INDEMNITY OBLIGATIONS, LICENSEE'S INDEMNITY OBLIGATIONS PURSUANT TO PARAGRAPH 9.7 AND FOR DAMAGES RESULTING FROM GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF EITHER PARTY, NEITHER PARTY NOR THEIR OFFICERS, DIRECTORS, AGENTS, SHAREHOLDERS, EMPLOYEES, LICENSORS, REPRESENTATIVES, OR RESELLERS, SHALL BE LIABLE WITH RESPECT TO ANY CONTRACT, TORT, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES INCURRED AS A RESULT OF LOST TIME, LOST SAVINGS, LOST DATA, MACHINE DOWNTIME, LOST GOODWILL, OR LOST PROFITS, OR FOR. PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, WHETHER FORESEEABLE OR UNFORESEEABLE, THAT MAY ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY DAMAGE OR HARM SUFFERED BY LICENSEE, ANY SUB-LICENSEE OF LICENSEE, END-USER OR THIRD PARTY CAUSED DIRECTLY OR INDIRECTLY BY TIDE SOFTWARE AND/OR DOCUMENTATION, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH OCCURRING. EXCEPT FOR LICENSOR'S INTELLECTUAL PROPERTY INFRINGEMENT OBLIGATIONS, LICENSEE'S INDEMNITY OBLIGATIONS PURSUANT TO PARAGRAPH 9.7 AND FOR DAMAGES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EITHER PARTY, IN NO EVENT SHALL EITHER PARTY'S LIABILITY EXCEED THE TOTAL FEES ACTUALLY PAID TO BOTH THE LICENSOR BY THE LICENSEE AND TO THE LICENSEE BY THE LICENSOR UNDER THIS AGREEMENT.

                                   SECTION 8
                              TERM AND TERMINATION

8.1 TERM. This Agreement shall become effective on the date of execution by the parties hereto ("Effective Date"), and shall remain in full force and effect until December 31, 2002 ("Initial Term"). All terms, conditions and obligations arising out of this Agreement will automatically renew for subsequent one (1) year periods ("Renewal Term"), unless terminated by one or both of the parties pursuant terms in Sections 8.2, 8.3 or 8.4 of this Agreement.

8.2 TERMINATION FOR CONVENIENCE. Either party may terminate this Agreement for convenience after the completion of the Initial Term, and prior to the completion of any Renewal Term, provided such party gives the other party not less than sixty (60) days notice of such party's intent to terminate.

8.3 TERMINATION FOR CAUSE. Licensor and Licensee shall have the right to terminate this Agreement in the event of a material breach by the defaulting party of its obligations hereunder (including but not limited to failure to make payments required hereunder) that continues after notice and opportunity to cure. Written notice of termination identifying the breach upon which such notice is based shall be furnished to the defaulting party and shall become effective thirty
         (30) (for payment obligations) or
         sixty (60) (for all other obligations) days after delivery thereof unless the defaulting party has cured the breach during such 30-day or 60-day period. Curing of such breach shall render the notice void.

8.4 SPECIAL TERMINATION RIGHTS. Effective immediately and without any requirement of notice, either party may, at its option, terminate this Agreement and/or suspend its performance in the event that

         (1) the other party files a petition for bankruptcy, files a petition seeking any reorganization, arrangement, composition, or similar relief under any law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors;

         (2) a receiver, trustee, or similar officer is appointed for the business or property of such party;

         (3) any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against such party and not stayed, enjoined, or discharged within 60 days; or

         (4) the other party adopts a resolution for discontinuance of its business or for dissolution.

8.5 CONSEQUENCES AND SURVIVAL. Notwithstanding any termination or expiration of this Agreement, the provisions of sections 3.1, 4, 6, 7, 8.6, 9 and 10 shall remain in full force and effect, and all fees and any other monies due shall remain due and payable in accordance with the terms hereof. Licensee agrees that subsequent to termination or expiration of this Agreement, Licensee shall not reproduce the Software other than as specifically permitted under section 8.6 below.

8.6 SPECIAL CONSEQUENCES AND SURVIVAL. If Licensor becomes incapable of providing maintenance to End-Users pursuant to subsisting Maintenance Agreements entered into between Licensor and End-Users, Licensee at its own expense, shall have the right to the Software Source Code and the right to develop the Software for the sole purpose of and pursuant to maintaining the Software as to specific End-Users who are a party to a subsisting Licensor Maintenance Agreement that the specific End-User has entered into. Licensee shall be solely entitled to the maintenance revenue resulting from Licensee's maintenance of the Software pursuant to this paragraph 8.6.

                                   SECTION 9
                   TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS

9.1 TRADEMARKS. Licensor shall have and retain, sole ownership of all Licensor's Trademarks, including the goodwill pertaining thereto. Licensee shall not use Licensor's Trademarks or any word, symbol, or design confusingly similar thereto, as part of its corporate name, or as part of the name of any product of Licensee except, Licensee shall promote Licensor's products in conjunction with it's marketing efforts and as a part of that effort, Licensee shall have the right to display Returnworks, Remitworks, MICRworks, Wireworks, ChecKey and Remoteworks and/or US Dataworks' logos, names or other indicia in a manner consistent herewith. Licensor reserves the right to preapprove any marketing or advertising that contains the indicia set forth above with respect to Licensor's trademarks. Licensee shall have and retain sole ownership of all Licensee's Trademarks, including the goodwill pertaining thereto. Licensor shall not use Licensee's Trademarks or any word, symbol, or design confusingly similar thereto, as part of its corporate name, or as part of the name of any product of Licensor except that Licensor shall promote Licensee's products in conjunction with its marketing efforts and as a part of that effort, Licensor shall have the right to display PEP+ and/or CheckFree's logos, names or other indicia in a manner consistent with the provisions set forth above with respect to Licensor's marks. Licensee reserves the right to preapprove any marketing or advertising that contains the indicia set forth above with respect to Licensee's trademarks, and Licensee will at all times remain the sole and exclusive owner of its trademarks, including, without limitation, the CHECKFREE and PEP+ marks.

9.2 DECOMPILING, ETC. Without the prior written consent of Licensor, Licensee shall refrain from decompiling, reverse engineering, disassembling, translating, or modifying the Software and Documentation or granting any other person or entity the right to do so.

9.3 CONFIDENTIAL INFORMATION. During the course of performance of this Agreement, the parties may disclose certain Confidential Information to the other to permit each party to perform their obligations under this Agreement. Each party shall use their best efforts to maintain the secrecy of all such Confidential Information, but at least as good of effort as the other party takes with respect to their own Confidential Information. Each party shall refrain from using, disclosing, or otherwise exploiting any Confidential Information for any purpose not specifically authorized by the other party in this Agreement. All files, lists, records, documents, drawings, specifications, equipment, and computer programs that incorporate or refer to any Confidential Information shall be returned or destroyed promptly upon termination of this Agreement.

9.4 NOTIFICATION. Licensee shall promptly notify Licensor of (1) any claims, allegations, or notification that Licensor's marketing, licensing, support, or service of the Software may or will infringe on the Intellectual Property Rights of any other person or entity; and (2) any determination, discovery, or notification that any person or entity is or may be infringing on the Intellectual Property Rights of Licensor. Licensee shall not take any legal action relating to the protection or defense of any Intellectual Property Rights pertaining to the Software without the prior written approval of Licensor, provided that such inaction will not prejudice the protection or defense of any Intellectual Property Rights pertaining to the Software. Licensee's failure to provide such notice shall not lessen or otherwise diminish Licensor's indemnification obligations set forth herein.

9.5 INFRINGEMENT. Licensor shall not be liable to Licensee or End User for any claim to the extent such claim: (i) is based upon the combination, operation, or use of any Software with equipment, data, or programming not supplied by Licensor or authorized pursuant to the applicable Documentation or by Licensor, or (ii) is based upon any alteration or modification of the Software not made by Licensor or its agents or subcontractor's, or is not authorized by Licensor or described in the applicable documentation.

9.6 INDEMNIFICATION BY LICENSOR FOR INFRINGEMENT CLAIMS. Licensor hereby represents and warrants that the Software and Documentation are owned by Licensor, that it has the sole and exclusive right to license the Software and Documentation and to make and enter into this Agreement, and that the Software and Documentation have not been copied from any source or any other person, firm, corporation, or entity. Licensor shall indemnify, hold harmless, and defend Licensee against any patent, copyright, or trade secret infringement claim, action or suit, including, without limitation, all costs, attorneys fees, and other fees arising therefrom, against Licensee arising from authorized use or licensing of the Software or Documentation in accordance with this Agreement provided that Licensee shall (i) give Licensor written notice of any allegation of infringement as soon as practicable after it is received and (ii) permit Licensor, at its option, to control the defense against any such allegation. Licensor and Licensee agree to cooperate with each other regarding the defense against such action or suit. In the event a court of competent jurisdiction makes a determination that any Software or Documentation infringes, Licensor, at its option and expense, shall: (a) modify the infringing portion of the Software or Documentation so as to make it noninfringing, so long as such modification contains materially similar functionality; (b) replace the infringing product with a noninfringing product having, materially similar functionality; (c) obtain the right to continue using the infringing portion of the Software or Documentation; or (d) refund to Licensee any and all the fees paid by End Users for the affected Software or Documentation. Nothing in this Agreement prohibits the Licensor, in its sole discretion, from taking the foregoing action prior to a court of competent jurisdiction making a determination that any Software or Documentation infringes.

9.7 INDEMNIFICATION BY LICENSEE. Licensee hereby represents and warrants that PEP+ is owned by Licensee, that it has the sole and exclusive right to license the PEP+ and to make and enter into this Agreement, and that PEP+ has not been copied from any source or any other person, firm, corporation, or entity. Licensee shall indemnify, hold harmless, and defend Licensor against any claim, action or suit, including without limitation, all costs, attorneys fees, and other fees arising therefrom, against Licensor arising from Licensee's use or licensing of PEP+ or, the Software and Documentation (except as provided for in paragraph 9.6), provided that Licensor shall (i) give Licensee written notice of any such claim, action or suit as soon as practicable after it is received and (ii) permit Licensee, at its option, to control the defense against any such allegation. Licensor and Licensee agree to cooperate with each other regarding the defense against such action or suit.

                                   SECTION 10
                               GENERAL PROVISIONS

10.1 NO ASSERTION OF RIGHTS. It is expressly understood and agreed that, as between Licensor and Licensee, all rights, titles, and interests in and to the Software and any other material furnished to Licensee under this Agreement vest solely and exclusively with Licensor, and Licensee shall neither derive nor assert any title or interest in or to such items except for the rights granted under this Agreement.

10.2 RELATIONSHIP OF THE PARTIES. The relationship of Licensor and Licensee established by this Agreement is of licensor and licensee, each to constitute an independent contractor. Nothing in this Agreement shall be construed to give either parry the power to direct or control the activities of the other party, or to constitute the parties as principal and agent, employer and employee, franchiser and franchisee, partners, joint venturers, co-owners, or otherwise as participants in a joint undertaking. Licensor and Licensee understand and agree that, except as specifically provided in this Agreement, Licensor does not grant Licensee the power or authority to make or give any agreement, statement, representation, warranty, or other commitment on behalf of Licensor, or to enter into any contract or otherwise incur any liability or obligation, express or implied, on behalf of Licensor, or to transfer, release, or waive any right, title, or interest of Licensor.

10.3 MODIFICATIONS, AMENDMENTS, AND WAIVERS. This Agreement may be amended only by a subsequent writing that specifically refers to this Agreement and that is signed by both parties, and no other act, document, usage, or custom shall be deemed to amend this Agreement. Performance of any obligation required of a party hereunder may be waived only by a written waiver signed by a duly authorized officer of the other party, which waiver shall be effective only with respect to the specific obligation of the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement

10.4 NO CONFLICT OF INTEREST. Both parties represent and warrant that they have the full power and authority to undertake the obligations set forth in this Agreement, and that it has not entered into any other agreement, nor will it enter into any other agreement, that would render it incapable of satisfactorily performing its obligations hereunder or that would place it in a position of conflict of interest or be inconsistent with its obligations hereunder

10.5 COMPLIANCE WITH LAW. All parties shall comply with all applicable laws and regulations of governmental bodies or agencies in its performance under this Agreement.

10.6 SEVERABILITY. In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its term. WITHOUT LIMITING THE FOREGOING, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT THAT PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, OR EXCLUSION Of DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH. FURTHER, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT IN THE EVENT ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL OTHER LIMITATIONS OF LIABILITY AND EXCLUSION OF DAMAGES SET FORTH HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT.

10.7 ASSIGNMENT. This Agreement shall not be assignable, transferable, or sublicensable by either party, by operation of law or otherwise, without the written consent of the other party. Neither party may delegate its duties hereunder without the prior written consent of the other party, which shall not be unreasonably withheld. Any attempt by either party to assign any of its rights or delegate any of its duties hereunder without prior written consent of the other party shall be null and void.

10.8 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware as it applies to contracts negotiated, executed, delivered, and performed solely within such jurisdiction.

10.9 FORCE MAJEURE. Neither party shall not be responsible for any failure to perform due to unforeseen circumstances or to causes beyond its reasonable control, including but not limited to acts of God, war, riot, embargos, act of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labor, or materials. In the event of any such delay, such party may defer its performance for a period equal to the time of such delay

10.10 NO WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as nor constitute a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

10.11 OTHER SOFTWARE AND SERVICES. Licensor offers other software and services at separate charges under applicable written standard agreements of Licensor. Licensee and Licensor agree that any such software and/or service cannot be the subject of an oral agreement. All such software and services can be provided to Licensee only under the terms and conditions of a written standard agreement of Licensor executed by the parties.

10.12 ARBITRATION. Should there occur a dispute between the parties hereto arising out of or in relation to this Agreement ("Contract Dispute"), excluding any dispute with respect to any patent, trademark, copyright or other intellectual property related right, such Contract Dispute will be resolved by arbitration in accordance with the American Association of Arbitration and held in Wilmington, Delaware. The prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

10.13 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and contract between the parties and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements, including such Software License Agreement, dated June 3, 1998 by and between the parties, between the parties with respect to the subject matter hereof. The parties acknowledge and agree that neither of the parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein



IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates specified below.


US Dataworks, Inc.                          CheckFree Services Corporation


By: /s/ John O. Cooper                      By: /s/ Denny Oswalt
    ----------------------------------          --------------------------------
    John O. Cooper                              Denny Oswalt
    Chief Executive Officer                     Senior Vice President

Date:   8/14/01                             Date:   8/14/01
      --------------------------------      ------------------------------------

                                   APPENDIX A

The terms and conditions of this Appendix A are governed in all respects by the Master Software License Agreement, dated July 1, 2001, by and between US Dataworks, Inc. and CheckFree Services Corporation. The term of this Appendix A is July 1, 2001 through December 31, 2002.

SOFTWARE PRICING: The following minimum pricing will govern pursuant to the terms of the Agreement.

License Fee per copy:
                                                                    Returnworks or Remitworks       MICRworks
Tier III -- Companies with greater than $45 billion in assets             $75,000                   $50,000
Tier II -- Companies with $15 through $45 billion in assets               $50,000                   $40,000
Tier I -- Companies with less than $15 billion in assets                  $25,000                   $30,000

Second or More Copies per Holding Company (per copy)                      50% of the Actual License Fee, unless
                                                                          otherwise agreed to by the parties.

The Parties agree that Licensee will not sell Sublicenses for less than the License Fee except by written agreement by Licensor. The Parties agree that Licensee may sell Sublicenses for more than the License Fee without the written agreement of Licensor. The "Actual License Fee" refers to the greater of the:
(i) actual fee that Licensee sells a Sublicense for, as permitted hereunder; or
(ii) if less than the License Fee set forth above, the amount agreed upon by Licensor pursuant to a written document. The parties stipulate and agree that the following amounts listed below constitute the Actual License Fee for Sublicenses granted to these specific End-Users prior to the Effective Date.

           END-USER                      ACTUAL LICENSE FEE
     -------------------------------- ------------------------------------
     Allstate FSB                     $75,000
     -------------------------------- ------------------------------------
     Fleet Bank                       $75,000
     -------------------------------- ------------------------------------
     US Bank,                         $75,000
     -------------------------------- ------------------------------------
     AM South                         $75,000
     -------------------------------- ------------------------------------
     First Tennessee                  $25,000
     -------------------------------- ------------------------------------
     Citibank                         $225,000
     -------------------------------- ------------------------------------
     Central Bank                     $125,000
     -------------------------------- ------------------------------------

The License Fee will not change for Sublicenses for Upgrades to Software, which are sold to End-Users who were not previously a party to a Sublicense for any previous version of said Software.

UPGRADES TO EXISTING END-USERS: The parties agree to work in good faith to establish minimum fees for Sublicenses for Upgrades to Software, which are sold td End-Users who currently hold a license to a previous version of said Software.

NEW PRODUCTS: The Parties agree to work in good faith to establish minimum License Fees and Maintenance Fees for New Products.

MAINTENANCE SERVICES FORT SOFTWARE:

Annual Maintenance for Each Copy             Not less than 18% all Actual
                                             License Fee(s), unless otherwise
                                             agreed to by the parties.

CONSULTING SERVICES /CUSTOM CODE RATES:

Licensor price (per individual per day)      $2000
Licensee price (per individual per day)      $2000

Licensor and Licensee staff will bill at the Rate quoted above on all projects covered by this Agreement. The rate shall not be less than the Rate quoted above unless mutually agreed to by both parties.

PERCENTAGE SPLIT: Unless otherwise stated, all fees due and payable to the Licensor or Licensee under the terms of the Agreement shall be calculated pursuant to the following percentages.

Actual License Fees and Non-Maintenance Transaction Fees*      50% Licensee            50% Licensor

Annual Maintenance and Technical Support                        0% Licensee           100% Licensor

Licensor Performed Consulting Services/Custom Code             20% Licensee            80% Licensor

* If End-User requires, as a condition of licensing, that the Maintenance Fees and Non-Maintenance Transaction Fees be combined in one payment (collectively the "Usage fee"), then the percentage split of the Usage Fee shall be as follows: (i) Licensee shall pay an annual payment to Licensor in the amount of 18% of the Actual License Fee ("Maintenance Value"); (ii) the aforementioned annual payment shall be made by Licensee to Licensor in quarterly installments equal to 25% of the Maintenance Value; and (iii) in each quarter that the Usage Fee is in excess of 25% of the Maintenance Value, then such excess shall be distributed 40% to Licensee arid 60% to Licensor.

COMMISSIONS:

Licensor agrees to pay Licensee a bonus for sales of Sublicenses in accordance with the following schedule: 2% of the Actual License Fee plus the total minimum contracted Non-Maintenance Transaction Fees that will be paid during the term of that agreement ("Sales Commission")(e.g; 0.02(Actual License Fee + total minimum Non-Maintenance Transaction Fees for that contract term). Any Sales Commissions that are based upon Non-Maintenance Transaction Fees shall he paid to Licensee in the following manner: (i) upon Licensee's receipt of a quarterly payment of Non-Maintenance Transaction Fees from an End-User, Licensee shall apply the Percentage Split to such fees and deduct and keep from Licensor's split of such fees the 2% Sales Commission of the Non-Maintenance Transaction Fees received prior to applying the Percentage Split to such fees; or (ii) in the event that End-User directly pays Licensor the Non-Maintenance Transaction Fees, then on a quarterly basis Licensor shall remit to Licensee, in accordance with the terms and conditions of the Master Software License Agreement and in addition to Licensee's share of the Percentage Split, 2% of that quarter's Non-Maintenance Transaction Fees received by Licensor.

SALE OF SOFTWARE TO PEP+ CUSTOMERS:

Licensee and Licensor agree that any Software sale made by anyone pursuant to
Section 2 of the Agreement to a PEP+ Customer during the term of this Agreement will be split per the percentages noted above. As to all End-Users that also own a license to use PEP+ as of the termination date of the Agreement, Licensee agrees, free of charge, to provide and support the mainframe interface to the Software for six months following the termination date of the Agreement. Thereafter, Licensee agrees, free of charge, to provide and support the mainframe interface to the Software as to particular End-Users that also own a license to use PEP+ as of the termination date of the Agreement so long as Licensee is entitled to receive monies under the Agreement from that End-User.

SERVICE BUREAU OR ASP PROCESSING:

In the event Licensee sublicenses the Software in an ASP or service bureau environment, Licensor agrees to install (not to exceed 10 person days) the Software free of charge at the designated Licensee location. Licensee agrees to pay for all actual expenses that Licensor employees incur while installing the software in an ASP or service bureau environment, including, without limitation, travel, food and lodging expenses Licensor and Licensee agree that they, shall negotiate in good faith reasonable fees and percentage splits for such ASP or service bureau environments.

HARDWARE:

All hardware expenses are to be paid directly by the End-User.

LICENSEE TEST LICENSE:

Licensor will permit the use of all Software that Licensee agrees to sell, to be used for product demonstrations and internal testing purposes for the term of the Agreement, in accordance with the Agreement.

US Dataworks, Inc.                           CheckFree Services Corporation


By: /s/ John O. Cooper                       By: /s/ Denny Oswalt
    -----------------------------------          -------------------------------
    John O. Cooper                               Denny Oswalt
    Chief Executive Officer                      Senior Vice President
    US Dataworks, Inc.                           CheckFree Software

Date:   8/14/01                              Date:   8/14/01
----------------------------------------           -----------------------------

                                  APPENDIX B

The terms and conditions of this Appendix B are governed in all respects by the Master Software License Agreement, dated July 1, 2001, by and between US Dataworks, Inc. and CheckFree Services Corporation.

Per Section 5.7.2 of that Master Software License Agreement dated, this is the amount of maintenance and license fees due and payable by licensee to Licensor in accordance with that Section 5.7.2.

        CUSTOMER           ACTUAL LICENSE FEE       DATE OF          ANNUAL        AMOUNT DUE FROM
                                                   ORIGINAL       MAINTENANCE        LICENSEE TO
                                                    LICENSE       PAID THROUGH        LICENSOR
-------------------------- -------------------- ---------------- --------------- --------------------
Allstate FSB               $75,000              3/31/99          6/30/02         $24,150
-------------------------- -------------------- ---------------- --------------- --------------------
Fleet Bank                 $75,000              6/30/99          9/30/02         $26,850
-------------------------- -------------------- ---------------- --------------- --------------------
US Bank                    $75,000              8/31/00          3/31/02         $17,100
-------------------------- -------------------- ---------------- --------------- --------------------
AM south                   $75,000              8/31/00          3/31/02         $17,100
-------------------------- -------------------- ---------------- --------------- --------------------
First Tennessee            $25,000              12/31/00         3/31/02         $4,500
-------------------------- -------------------- ---------------- --------------- --------------------
Citibank                   $225,000             3/31/01          6/30/02         $43,000 (includes
                                                                                 $2,500 in license
                                                                                 fees)
-------------------------- -------------------- ---------------- --------------- --------------------
Central Bank               $125,000             3/31/01          6/30/02         $22,500
-------------------------- -------------------- ---------------- --------------- --------------------
                                                                          Total  $155,200
-------------------------- ----------------------------------------------------- --------------------
                                              Less payments previously received  ($5100)
-------------------------- ----------------------------------------------------- --------------------
                                        GRAND TOTAL DUE BY LICENSEE TO LICENSOR  $150,000
-------------------------- ----------------------------------------------------- --------------------



US Dataworks, Inc.                           CheckFree Services Corporation



By: /s/ John O. Cooper                       By: /s/ Denny Oswalt
    -----------------------------------          -------------------------------
    John O. Cooper                               Denny Oswalt
    Chief Executive Officer                      Senior Vice President
    US Dataworks, Inc.                           CheckFree Software

Date:   8/14/01                              Date:   8/14/01
      ---------------------------------          -------------------------------